EXHIBIT 6.3

AMENDED AND RESTATED PROMISSORY NOTE

St. Paul, Minnesota
$50,000,000.00	October 4, 2022

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, GRATUS CAPITAL PROPERTIES FUND III, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of GRATUS CAPITAL, LLC, a Minnesota limited liability company or its assigns (the “Lender,” and together with the Borrower, the “Parties”), at 123 Isabel Street West, St. Paul, Minnesota 55107, the principal amount of up to Fifty Million and no/100 Dollars ($50,000,000.00) (hereinafter the “Loan Amount”). This Promissory Note (this “Note”) evidences advances that may be made by the Lender in its sole discretion to the Borrower (“Advances”) pursuant to the terms and conditions of this Note. This Note amends and restates the Promissory Note between the Borrower and Lender dated January 1, 2022, excecuted in Fridley, Minnesota, and the Parties acknowledge and agree that unpaid Advances under this Note as of the date of this Note is in the amount of $2,296,000.00.

1. Definitions; Interpretation.

1.1 Capitalized te1ms used herein shall have the meanings set forth in this Section 1.

“Advances” has the meaning set f011h in the introductory paragraph.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the coupon rate on a U.S. 10 year treasury note (“10 Year Treasury Rate”)+ five percent (5%). Any change in the Alternate Base Rate due to a change in the 10 Year Treasury Rate shall be effective as of the opening of business on January 1 or July 1, as the case may be.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Minneapolis are authorized or required by law to close.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government.

“Interest Payment Date” means the first day of each month commencing on the first such date to occur after the making of each Advance or the date of any prepayment made in respect thereof.

“Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its prope11y or to which such Person or any of its property is subject.

“Parties” has the meaning set forth in the introductory paragraph.

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“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general pai1nership, unincorporated organization, Governmental Authority, or other entity.

2. Loans.

2.1 Revolving Credit Loan. From time to time, commencing October 4, 2022, until October 4, 2032 (hereinafter the “Maturity Date”) or upon the earlier te1mination hereof; Borrower may borrow from Lender up to the Loan Amount. Although this Note is expressed as payable in the full Loan Amount, Borrower will be obligated to pay only the amounts actually disbursed hereunder or Advances, together with accrued interest on the outstanding balance at the rates and on the dates specified in this Note and such other charges as are provided for herein.

2.2 Conditions of Borrowing. Lender will not be obligated to make (or continue to make) Advances hereunder unless: (i) Lender has received executed originals of this Note and all other documents or agreements applicable to the loans described herein; and (ii) if the loan is secured, Lender has received confirmation satisfactory to it that Lender has a properly pe1fected security interest, mortgage or lien, with the proper priority.

3. Payment Dates; Optional Prepayments.

3.1 Payment Dates. Subject to any earlier payment of interest that may be required by Section 4.2 Interest Payment Dates, the unpaid principal amount of each Advance and all accrued and unpaid interest thereon shall be payable ON DEMAND and as provided in Section 6 Acceleration of Advances,

3.2 Optional Prepayments. The Borrower may prepay any Advance in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

4. Interest.

4.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of each Advance evidenced hereby shall bear interest at the Alternate Base Rate from the date such Advance was made until such Advance is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

4.2 Interest Payment Dates. Interest on each Advance shall be payable on each Interest Payment Date for each Advance.

4.3 Computation and Accrual of Interest.

(a) All computations of interest on each Advance shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

(b) Interest shall accrue on each Advance on the day on which such Advance is made and shall not accrue on such Advance for the day on which it is paid.

4.4 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on any Advance shall exceed 10% or the maximum rate of interest pe1mitted to be charged by the Lender to the Borrower under applicable Law, such interest rate shall be reduced automatically to 10% or the maximum rate of interest permitted to be charged under applicable Law, whichever is lower.

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5. Payment Mechanics.

5.1 Manner of Payments. Each payment of interest or principal shall be made in lawful money of the United States of America no later than 12:00 PM Minneapolis time on the date on which such payment is due by cashier’s check, ce1tified check, or wire transfer of immediately available funds to the Lender in accordance with instructions provided by the Lender in writing to the Borrower from time to time.

5.2 Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under this Note.

5.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6. Acceleration of Advances.

All Advances, together with all accrued interest thereon, shall become immediately and automatically due and payable, without demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder, upon the commencement by or against the B01rnwer of a case or proceeding under any bankruptcy, insolvency, or other Law relating to the relief of debtors, the readjustment, composition, or extension of indebtedness, or reorganization or liquidation,

7. Miscellaneous.

7.1 Notices.

(a) All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as a Pa1ty may from time to time specify in writing in compliance with this provision:

(i) If to the Borrower:

Gratus Capital Properties Fund III, LLC

718 Washington Avenue North

Suite 400

Minneapolis, MN 55401

Attn: Robert Barlau

Email: bob@gratusfunds.com

(ii) If to the Lender:

Gratus Capital, LLC

123 Isabel Street West

St. Paul, MN 55107

Attn: Jason C. Weimer

Email: jason@gratus.properties

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(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) mailed by other than certified or registered mail shall be deemed to have been given three (3) Business Days after mailing, or (iii) sent by email.

7.2 Expenses. The Borrower shall reimburse the Lender on demand for all costs, expenses, and fees (including expenses and fees of its external counsel), whether or not litigation is commenced, incurred by the Lender of, incidental to, in any way relating to, or in connection with, the transactions contemplated hereby, including the negotiation, documentation, and execution of this Note, any of the Advances, and the protection of the Lender’s rights and enforcement of the Borrower’s obligations hereunder.

7.3 Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to, this Note and the transactions contemplated hereby shall be governed by, and shall be construed and interpreted, and all rights and obligations hereunder determined, in accordance with, the Laws of the State of Minnesota.

7.4 Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note may be brought in the courts of the State of Minnesota sitting in the Hennepin County or of the United States District Court for the District of Minnesota or any appellate com1 from any thereof and (ii) submits to the jurisdiction of any such court in any such legal action, suit, or proceeding. Final judgment against the Borrower in any such legal action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.

7.5 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, OR OTHERWISE RELATING TO, THIS NOTE, ANY ADVANCE, OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

7.6 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

IN WITNESS WHEREOF, the Borrower has executed this Note as of October 4, 2022.

GRATUS CAPITAL PROPERTIES FUND LLC

By:	/s/ Jason C. Weimer
Name:	Jason C. Weimer
Title:	President

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